May 2015 Preliminary Terms No. 369 Registration Statement No. 333-199966 Dated April 30, 2015 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Trigger PLUS Based on the Performance of the WisdomTree India Earnings Fund due June 5, 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Trigger PLUS offered are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. 4a-I, underlying supplement no. 1a-I, the prospectus supplement and the prospectus, as supplemented or modified by this document.  At maturity, if the ETF Shares have increased in price, investors will receive the stated principal amount of their investment plus leveraged upside performance of the ETF Shares, subject to a maximum payment at maturity.  However, if the ETF Shares have decreased in price but the final share price is greater than the trigger level, investors will receive the stated principal amount of the Trigger PLUS at maturity.  If the ETF Shares have decreased in price so that the final share price is less than or equal to the trigger level, at maturity investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the price of the ETF Shares over the term of the Trigger PLUS.  The Trigger PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of positive performance of the ETF Shares. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the closing price of one ETF Share on the valuation date.  All payments on the Trigger PLUS are subject to the credit risk of JPMorgan Chase & Co.  The investor may lose some or all of the stated principal amount of the Trigger PLUS.
SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
ETF Shares:	Shares of the WisdomTree India Earnings Fund
Aggregate principal amount:	$
Payment at maturity:	• If the final share price is greater than the initial share price, for each $10 stated principal amount Trigger PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final share price is less than or equal to the initial share price, but is greater than the trigger level, for each $10 stated principal amount Trigger PLUS,
$10
• If the final share price is less than or equal to the trigger level, for each $10 stated principal amount Trigger Plus
$10 × share performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of at least 15%, and possibly all, of your investment.
Leveraged upside payment:	$10 × leverage factor × share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of one ETF Share on the pricing date
Final share price:	The closing price of one ETF Share on the valuation date
Share adjustment factor:
The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date.  The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares.  See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I.

Trigger level:	85% of the initial share price
Leverage factor:	200%
Share performance factor:	final share price / initial share price
Maximum payment at maturity:
At least $14.00 (at least 140.00% of the stated principal amount) per Trigger PLUS.  The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $14.00 per Trigger PLUS.

Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	May , 2015 (expected to price on or about May 29, 2015)
Original issue date (settlement date):	June , 2015 (3 business days after the pricing date)
Valuation date:
May 31, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I

Maturity date:
June 5, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

CUSIP / ISIN:	48127T137 / US48127T1372
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Trigger PLUS	$10.00	$0.25(2)	$9.70
$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the Trigger PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Trigger PLUS.
(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  In no event will these selling commissions exceed $0.25 per $10 stated principal amount Trigger PLUS.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Trigger PLUS
If the Trigger PLUS priced today and assuming a maximum payment at maturity equal to the minimum listed above, the estimated value of the Trigger PLUS as determined by JPMS would be approximately $9.469 per $10 stated principal amount Trigger PLUS.  JPMS’s estimated value of the Trigger PLUS on the pricing date will be provided by JPMS in the pricing supplement and will not be less than $9.30 per $10 stated principal amount Trigger PLUS.  See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document for additional information.
Investing in the Trigger PLUS involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and  “Risk Factors” beginning on page 5 of this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Trigger PLUS” at the end of this document.
Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Trigger PLUS Based on the Performance of the WisdomTree® India Earnings ETF due June 5, 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the WisdomTree India Earnings Fund due June 5, 2018 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the ETF Shares that enhances returns for a limited range of positive performance of the ETF Shares.

▪	To enhance returns and potentially outperform the ETF Shares in a moderately bullish scenario

▪
To potentially achieve similar levels of upside exposure to the ETF Shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

▪	To provide limited market downside protection against a loss of principal in the event of a decline of the ETF Shares but only if the final share price is greater than the trigger level.

Maturity:	Approximately 3 years
Leverage factor:	200%
Trigger level:	85% of the initial share price
Maximum payment at maturity:	At least $14.00 (at least 140.00% of the stated principal amount) per Trigger PLUS (to be provided in the pricing supplement)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.

Supplemental Terms of the PLUS

For purposes of the accompanying product supplement, the WisdomTree India Earnings Fund is a “Fund”.

May 2015	Page 2

Trigger PLUS Based on the Performance of the WisdomTree® India Earnings ETF due June 5, 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies. In exchange for enhanced returns from a limited range of positive performance of the asset, investors are exposed to the risk of loss of some or all of their investment due to the trigger feature.  At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the asset has depreciated but is above the trigger level, investors will receive the stated principal amount of their investment. At maturity, if the asset has depreciated to or below the trigger level, investors are fully exposed to the negative performance of the asset.  Investors may lose some or all of the stated principal amount of the Trigger PLUS.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a limited range of positive performance relative to a direct investment in the ETF Shares.
Trigger Feature
At maturity, even if the ETF Shares have declined over the term of the Trigger PLUS, investors will receive their stated principal amount but only if the final share price is greater than the trigger level.

Upside Scenario
The final share price is greater than the initial share price. At maturity, the Trigger PLUS pay the stated principal amount of $10 plus 200% of the share percent increase, subject to the maximum payment at maturity of at least $14.00 (at least 140.00% of the stated principal amount) per Trigger PLUS.  The actual maximum payment at maturity will be provided in the pricing supplement.

Par Scenario
The final share price is less than or equal to the initial share price but is greater than the trigger level. In this case, the Trigger PLUS pay the stated principal amount of $10 per Trigger PLUS at maturity even though the ETF Shares have depreciated.

Downside Scenario
The final share price is less than or equal to the trigger level. In this case, the Trigger PLUS pay an amount that is at least 15% less than the stated principal amount and this decrease will be by an amount that is proportionate to the percentage decline of the final share price from the initial share price.  (Example: if the ETF Shares decrease in price by 60%, the Trigger PLUS will pay an amount that is less than the stated principal amount by 60%, or $4 per Trigger PLUS.)

May 2015	Page 3

Trigger PLUS Based on the Performance of the WisdomTree® India Earnings ETF due June 5, 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	200%
Trigger level:	85% of the initial share price
Hypothetical maximum payment at maturity:	$14.00 (140.00% of the stated principal amount) per Trigger PLUS (which represents the lowest hypothetical maximum payment at maturity)*
*The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $14.00 per Trigger PLUS.

Trigger PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the final share price is greater than the initial share price, for each $10 principal amount Trigger PLUS, investors will receive the $10 stated principal amount plus 200% of the appreciation of the ETF Shares over the term of the Trigger PLUS, subject to the maximum payment at maturity.  Under the hypothetical terms of the Trigger PLUS, an investor will realize the hypothetical maximum payment at maturity at a final share price of 120.00% of the initial share price.

▪	For example, if the ETF Shares appreciate 5%, investors will receive a 10% return, or $11 per Trigger PLUS.

▪
Par Scenario.  If the final share price is less than or equal to the initial share price but is greater than the trigger level, investors will receive the stated principal amount of $10 per Trigger PLUS.

▪	For example, if the ETF Shares depreciate 5%, investors will receive the $10 stated principal amount.

▪
Downside Scenario.  If the final share price is less than or equal to the trigger level, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final share price from the initial share price.

May 2015	Page 4

Trigger PLUS Based on the Performance of the WisdomTree® India Earnings ETF due June 5, 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪	For example, if the ETF Shares depreciate 60%, investors will lose 60% of their principal and receive only $4 per Trigger PLUS at maturity, or 40% of the stated principal amount.

The hypothetical returns and hypothetical payments on the Trigger PLUS shown above apply only if you hold the Trigger PLUS for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

May 2015	Page 5

Trigger PLUS Based on the Performance of the WisdomTree® India Earnings ETF due June 5, 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪
The Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Trigger PLUS may result in a loss.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final share price is less than or equal to the trigger level (which is 85% of the initial share price), the payment at maturity will be an amount in cash that is at least 15% less than the stated principal amount of each Trigger PLUS and this decrease will be by an amount that is proportionate to the decrease in the price of the ETF Shares and may be zero.  There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪
The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of at least $14.00 (at least 140.00% of the stated principal amount) per Trigger PLUS.  Although the leverage factor provides 200% exposure to any increase in the final share price as compared to the initial share price on the valuation date, because the maximum payment at maturity will be limited to at least 140.00% of the stated principal amount for the Trigger PLUS, any increase in the final share price by more than 20.00% (if the maximum payment at maturity is set at 140.00% of the stated principal amount) will not further increase the return on the Trigger PLUS.

▪
The Trigger PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Trigger PLUS.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.

▪
Economic interests of the issuer, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and as an agent of the offering of the Trigger PLUS, hedging our obligations under the Trigger PLUS and making the assumptions used to determine the pricing of the Trigger PLUS and the estimated value of the Trigger PLUS, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS.  The calculation agent will determine the initial share price and the final share price and will calculate the amount of payment you will receive at maturity, if any.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuation of the ETF Shares, and any anti-dilution adjustments, may affect the payment to you at maturity.

In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Trigger PLUS and the value of the Trigger PLUS.  It is possible that hedging or trading activities of ours or our affiliates in connection with the Trigger PLUS could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

▪
JPMS’s estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS.  JPMS’s estimated value is only an estimate using several factors.  The original issue price of the Trigger PLUS will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS.  These costs include the selling commissions, the structuring fee, the projected profits, if any, that

May 2015	Page 6

Trigger PLUS Based on the Performance of the WisdomTree® India Earnings ETF due June 5, 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS.  See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.

▪
JPMS’s estimated value does not represent future values of the Trigger PLUS and may differ from others’ estimates.  JPMS’s estimated value of the Trigger PLUS is determined by reference to JPMS’s internal pricing models.  This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for Trigger PLUS that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Trigger PLUS could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Trigger PLUS from you in secondary market transactions.  See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.

▪
JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Trigger PLUS to be more favorable to you.  In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS.  See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.

▪
The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the Trigger PLUS for a limited time period.  We generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Additional Information about the Trigger PLUS — Secondary market prices of the Trigger PLUS” in this document for additional information relating to this initial period.  Accordingly, the estimated value of your Trigger PLUS during this initial period may be lower than the value of the Trigger PLUS as published by JPMS (and which may be shown on your customer account statements).

▪
Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS.  Any secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Trigger PLUS.  As a result, the price, if any, at which JPMS will be willing to buy Trigger PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Trigger PLUS.

The Trigger PLUS are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Trigger PLUS to maturity.  See “— Secondary trading may be limited” below.

▪
Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors.  The secondary market price of the Trigger PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling

May 2015	Page 7

Trigger PLUS Based on the Performance of the WisdomTree® India Earnings ETF due June 5, 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the price of the ETF Shares, including:

▪	any actual or potential change in our creditworthiness or credit spreads;

▪	customary bid-ask spreads for similarly sized trades;

▪	secondary market credit spreads for structured debt issuances;

▪	the actual and expected volatility in the prices of the ETF Shares;

▪	the time to maturity of the Trigger PLUS;

▪	the dividend rates on the ETF Shares and the equity securities underlying the ETF Shares;

▪	interest and yield rates in the market generally;

▪
the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities underlying the ETF Shares trade and the correlation among those rates and the price of one ETF Share;

▪	the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the share adjustment factor; and

▪	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Trigger PLUS, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Trigger PLUS, if any, at which JPMS may be willing to purchase your Trigger PLUS in the secondary market.

▪
Investing in the Trigger PLUS is not equivalent to investing in the ETF Shares.  Investing in the Trigger PLUS is not equivalent to investing in the ETF Shares, the underlying index tracked by the ETF Shares, which we refer to as the Underlying Index, or the stocks underlying the ETF Shares or the underlying index.  Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the underlying index or the stocks underlying the ETF Shares or the underlying index.

▪
Adjustments to the ETF Shares or the index could adversely affect the value of the Trigger PLUS.  Those responsible for calculating and maintaining the ETF Shares and the index can add, delete or substitute the components of the ETF Shares or the underlying index, or make other methodological changes that could change the value of the ETF Shares or the underlying index.  Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the Trigger PLUS.

▪
There are risks associated with the ETF Shares.  Although the ETF Shares are listed for trading on NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market.  The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the ETF Shares and, consequently, the value of the Trigger PLUS.

▪
There are differences between the ETF Shares and the underlying index.  The ETF Shares do not fully replicate the underlying index and may hold securities not included in the underlying index.  In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the underlying index.  All of these factors may lead to a lack of correlation between the ETF Shares and the underlying index.  In addition, corporate actions with respect to the equity securities underlying the ETF Shares (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the underlying index.  Finally, because the ETF Shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share.  For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the underlying index.

May 2015	Page 8

Trigger PLUS Based on the Performance of the WisdomTree® India Earnings ETF due June 5, 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪
The Trigger PLUS are subject to risks associated with securities issued by non-U.S. companies.  The equity securities underlying the ETF Shares have been issued by non-U.S. companies.  Investments in Trigger PLUS linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

▪
The Trigger PLUS entail emerging markets risk.  The equity securities underlying the ETF Shares have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

▪
The Trigger PLUS are subject to currency exchange risk.  Because the prices of the equity securities underlying the ETF Shares are converted into U.S. dollars for the purposes of calculating the net asset value of the ETF Shares, holders of the Trigger PLUS will be exposed to currency exchange rate risk with respect to the currencies in which securities underlying the ETF Shares are traded.  Your net exposure will depend on the extent to which the currencies in which securities underlying the ETF Shares are traded strengthen or weaken against the U.S. dollar.  If the U.S. dollar strengthens against the currencies in which securities underlying the ETF Shares are traded, the price of the ETF Shares will be adversely affected and the amount we pay you at maturity, if any, may be reduced.  Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;

o	political, civil or military unrest in the countries issuing those currencies and the United States; and

o	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

▪
Owning the Trigger PLUS is not the same as owning the ETF Shares.  Owning the Trigger PLUS is not the same as owning the ETF Shares.  Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the Trigger PLUS.  If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the Trigger PLUS may not increase comparably, if at all.  It is possible for the closing price of the ETF Shares to increase moderately while the value of the Trigger PLUS declines.

▪
The anti-dilution protection for the ETF Shares is limited.  The calculation agent will make adjustments to the share adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Trigger PLUS may be materially and adversely affected.

▪
Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the ETF Shares, and, as a result, could decrease the amount an investor may

May 2015	Page 9

Trigger PLUS Based on the Performance of the WisdomTree® India Earnings ETF due June 5, 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

receive on the Trigger PLUS at maturity, if any.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and the trigger level and, therefore, could potentially increase the level that the final share price must reach so that you do not suffer a loss on your initial investment in the Trigger PLUS.  Additionally, these hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the final share price and, accordingly, the amount of cash an investor will receive at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.

▪
Secondary trading may be limited.  The Trigger PLUS will not be listed on a securities exchange.  There may be little or no secondary market for the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  JPMS may act as a market maker for the Trigger PLUS, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Trigger PLUS.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Trigger PLUS.

▪
The final terms and valuation of the Trigger PLUS will be provided in the pricing supplement. The final terms of the Trigger PLUS will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the maximum payment at maturity will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document.  Accordingly, you should consider your potential investment in the Trigger PLUS based on the minimums for JPMS’s estimated value and the maximum payment at maturity.

▪
The tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Trigger PLUS, and we do not intend to request a ruling from the IRS regarding the Trigger PLUS.  The IRS might not accept, and a court might not uphold, the treatment of the Trigger PLUS described in “Additional Information about the Trigger PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  If the IRS was successful in asserting an alternative treatment, the timing and character of any income or loss on the Trigger PLUS could differ materially and adversely from our description herein.

Even if the treatment of the Trigger PLUS is respected, the IRS may assert that the Trigger PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the Trigger PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Trigger PLUS.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Trigger PLUS.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

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WisdomTree India Earnings Fund Overview

The WisdomTree India Earnings Fund is an exchange-traded fund of the WisdomTree Trust, a registered investment company that consists of numerous separate investment portfolios, which seeks to track the price and yield performances, before fees and expenses, of the WisdomTree India Earnings Index.  Information provided to or filed with the SEC by the WisdomTree Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov.  In addition, information about the WisdomTree India Earnings Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information about the WisdomTree India Earnings Fund, see the information set forth in Appendix A.

Information as of market close on April 29, 2015:

Bloomberg Ticker Symbol:	EPI
Current Closing Price:	$21.42
52 Weeks Ago (on 4/29/2014):	$19.19
52 Week High (on 3/2/2015):	$24.33
52 Week Low (on 5/8/2014):	$19.05

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 1, 2010 through April 29, 2015.  The graph following the table sets forth the daily closing prices of the ETF Shares during the same period.  The closing price of one ETF Share on April 29, 2015 was $21.42.  We obtained the closing price information above and the information in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical closing prices of the ETF Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share on the valuation date.

WisdomTree India Earnings Fund	High	Low	Period End
2010
First Quarter	$23.44	$20.23	$23.33
Second Quarter	$24.29	$20.45	$22.75
Third Quarter	$26.57	$22.68	$26.37
Fourth Quarter	$28.71	$24.60	$26.39
2011
First Quarter	$26.68	$21.94	$24.79
Second Quarter	$25.51	$22.25	$23.96
Third Quarter	$24.38	$18.15	$18.15
Fourth Quarter	$20.58	$15.49	$15.60
2012
First Quarter	$21.56	$16.23	$19.28
Second Quarter	$19.56	$15.62	$17.23
Third Quarter	$18.94	$16.36	$18.94
Fourth Quarter	$19.84	$17.72	$19.37
2013
First Quarter	$20.50	$17.75	$17.97
Second Quarter	$19.18	$15.48	$16.16
Third Quarter	$16.83	$13.32	$15.32
Fourth Quarter	$17.64	$15.54	$17.44
2014
First Quarter	$18.96	$15.74	$18.96
Second Quarter	$23.45	$18.92	$22.47
Third Quarter	$23.54	$21.66	$21.91
Fourth Quarter	$23.55	$20.78	$22.05
2015
First Quarter	$24.33	$21.40	$22.80
Second Quarter (through April 29, 2015)	$23.77	$21.42	$21.42

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Shares of the WisdomTree India Earnings Fund Daily Closing Prices January 4, 2010 to April 29, 2015

This document relates only to the Trigger PLUS offered hereby and does not relate to the ETF Shares. We have derived all disclosures contained in this document regarding the WisdomTree India Earnings Fund from the publicly available documents described in the first paragraph under this “WisdomTree India Earnings Fund Overview” section, without independent verification.  In connection with the offering of the Trigger PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the WisdomTree India Earnings Fund.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the WisdomTree India Earnings Fund is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “WisdomTree India Earnings Fund Overview” section) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we price the Trigger PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the WisdomTree India Earnings Fund could affect the value received at maturity with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

The WisdomTree India Earnings Index.  The WisdomTree India Earnings Index is a fundamentally weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the index measurement date.  The WinsdomTree India Earnings Index is described under the heading “The WisdomTree India Earnings Index”  in Appendix A.

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Additional Information about the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the third business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the Trigger PLUS:
JPMS’s estimated value of the Trigger PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Trigger PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Trigger PLUS.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Trigger PLUS in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.”  The value of the derivative or derivatives underlying the economic terms of the Trigger PLUS is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the Trigger PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — JPMS’s estimated value does not represent future values of the Trigger PLUS and may differ from others’ estimates.”
JPMS’s estimated value of the Trigger PLUS will be lower than the original issue price of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Trigger PLUS.  See “Risk Factors — JPMS’s estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS” in this document.

Secondary market prices of the Trigger PLUS:
For information about factors that will impact any secondary market prices of the Trigger PLUS, see “Risk Factors — Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Trigger PLUS.  The length of any such initial period reflects the structure of the Trigger PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Trigger PLUS and when these costs are incurred, as determined by JPMS.  See “Risk Factors — The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the Trigger PLUS for a limited time period.”

Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax

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counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.
Based on current market conditions, in the opinion of our special tax counsel, your Trigger PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of Trigger PLUS at the issue price.  The Trigger PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Trigger PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Trigger PLUS.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Trigger PLUS.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.
The IRS or a court may not respect the treatment of the Trigger PLUS described above, in which case the timing and character of any income or loss on the Trigger PLUS could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the Trigger PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Trigger PLUS, as well as to the payment of gross proceeds of a sale of a Trigger PLUS occurring after December 31, 2016 (including redemption at maturity).  You should consult your tax adviser regarding the potential application of FATCA to the Trigger PLUS.

Supplemental use of proceeds and hedging:
The Trigger PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Trigger PLUS.  See “How the Trigger PLUS Work” in this document for an illustration of the risk-return profile of the Trigger PLUS and “WisdomTree India Earnings Fund Overview” in this document for a description of the market exposure provided by the Trigger PLUS.
The original issue price of the Trigger PLUS is equal to JPMS’s estimated value of the Trigger PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS, plus the estimated cost of hedging our obligations under the Trigger PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 4a-I.
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Trigger PLUS in the secondary market, but is not required to do so.  JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each Trigger PLUS.
We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Trigger

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PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement no. 4a-I.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:
JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this communication if you so request by calling toll-free (800)-869-3326.
You may revoke your offer to purchase the Trigger PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
You should read this document together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these Trigger PLUS are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.
This document, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I  and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
• Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
• Prospectus supplement and prospectus, each dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf Our Central Index Key, or CIK, on the SEC website is 19617.
As used in this document, “we,” “us,” and “our” refer to JPMorgan Chase & Co.
“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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Appendix A

The WisdomTree India Earnings Fund

We have derived all information contained in this document regarding the WisdomTree India Earnings Fund (the “EPI Fund”) from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, the WisdomTree Trust and WisdomTree Asset Management, Inc. (“WisdomTree”).  The EPI Fund is an investment portfolio managed by WisdomTree, the investment adviser to the EPI Fund and by Mellon Capital Management Corporation (“Mellon Capital”), the sub-adviser to the EPI Fund.  The EPI Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EPI.”

The WisdomTree Trust is a registered investment company that consists of numerous separate investment portfolios, including the WisdomTree Equity ETF.  Information provided to or filed with the SEC by the WisdomTree Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding the WisdomTree Trust, WisdomTree, Mellon Capital and the EPI Fund, please see the EPI Fund’s prospectus.  In addition, information about the EPI Fund, WisdomTree and Mellon Capital may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the EPI Fund’s website at http://www.wisdomtree.com/etfs.  Information contained in the EPI Fund’s website is not incorporated by reference in, and should not be considered a part of, this document.

Investment Objective and Strategy

The EPI Fund seeks to track the price and yield performance, before fees and expenses, of the WisdomTree India Earnings Index (the “IEI Index”).  The IEI Index is a fundamentally weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the index measurement date.  See “— The WisdomTree India Earnings Index” below for more information about the IEI Index.

The EPI Fund employs a “passive management” — or indexing — investment approach designed to track the performance of the IEI Index.  The EPI Fund attempts to invest all, or substantially all, of its assets in the common stocks that make up the IEI Index.  The EPI Fund generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of the securities in the IEI Index the risk, return and other characteristics of which closely resemble the risk, return and other characteristics of the IEI Index as a whole.

Under normal circumstances, at least 95% of the EPI Fund’s total assets (exclusive of collateral held from securities lending) will be invested in the component securities of the IEI Index and investments that have economic characteristics that are substantially identical to the economic characteristics of such component securities.  To the extent the IEI Index concentrates (i.e., holds 25% or more of its total assets) in the securities of a particular industry or group of industries, the EPI Fund will concentrate its investments to approximately the same extent.

Holdings Information

The following tables summarize the EPI Fund’s top holdings in individual companies and by sector as of April 29, 2015.

Top Holdings in Individual Securities as of April 29, 2015

Name	Weight
1. Infosys Ltd	7.69%
2. Reliance Industries Ltd.	7.47%

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Name	Weight
3. Housing Development Finance Co.	7.37%
4. ICICI Bank Ltd.	4.59%
5. Tata Consultancy Services Ltd.	3.51%
6. Tata Motors Ltd.	3.42%
7. Oil & Natural Gas Corp Ltd.	3.36%
8. State Bank of India Ltd.	2.54%
9. NTPC Ltd	2.36%
10. HCL Technologies Ltd	2.04%

Top Holdings by Sector as of April 29, 2015

Sector	Percentage of Total Holdings
Financials	26.91%
Information Technology	17.80%
Energy	16.10%
Consumer Discretionary	9.00%
Materials	7.26%
Utilities	6.26%
Industrials	5.66%
Health Care	5.13%
Consumer Staples	4.28%
Telecommunication Services	1.59%

The information above was compiled from the WisdomTree Trust’s website, without independent verification.  Information contained in the WisdomTree Trust’s website is not incorporated by reference in, and should not be considered a part of, this underlying supplement or the relevant term sheet.

The WisdomTree India Earnings Index

We have derived all information contained in this document regarding the WisdomTree India Earnings Index (the “IEI Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, WisdomTree Investments, Inc. (“WTI”).  The IEI Index was developed by WTI and is calculated, maintained and published by WTI.  WTI has no obligation to continue to publish, and may discontinue the publication of, the IEI Index.

The IEI Index is reported by Bloomberg L.P. under the ticker symbol “WTIND.”

The IEI Index measures the stock performance of companies incorporated in India that pass WTI’s selection, liquidity and market capitalization requirements.  In September of each year, the IEI Index is reconstituted, with each components’ weight adjusted based on the earnings generated by each component company, adjusted for an investable weighting factor that takes into account shares available to be purchased by foreign investors.  The IEI Index is calculated using primary market prices in U.S. dollars.

Membership Criteria

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To be eligible for inclusion in the IEI Index, component companies must meet the minimal liquidity requirements established by WTI. To be included in the IEI Index, shares of such component securities need to have traded at least 250,000 shares per month for each of the six months preceding the “Screening Date” for the IEI Index (the duration of time after the close of trading on the last trading day in August and before the open of trading on the next trading day).

Eligible component companies must have their shares listed on the Indian National Stock Exchange or the Bombay (Mumbai) Stock Exchange. Eligible companies must be incorporated in India and have earned at least US$5 million in their fiscal year prior to the annual reconstitution in September. Only securities whose foreign ownership restriction limits have yet to be breached are eligible for inclusion in the index. Companies need to have a market capitalization of at least US$200 million on the Screening Date. Shares of such companies need to have had an average daily dollar volume of at least $200,000 for each of the six months preceding the Screening Date. Components need to have had a price/earnings ratio of at least 2 as of the Screening Date.

Common stocks and holding companies, including real estate holding companies, are eligible for inclusion. Security types that are excluded from the index are: limited partnerships, royalty trusts, passive foreign investment companies (PFICS), American depositary receipts (ADRs), preferred stocks, closed-end funds, exchange-traded funds and derivative securities such as warrants and rights.

A further volume screen requires that a calculated volume factor (the average daily dollar volume for three months preceding the Screening Date/ weight of security in each index) will be greater than $200 million to be eligible for each index.

Base Date and Base Value

A base value for the IEI Index was set at 200 at the close of trading on November 30, 2007.

Calculation and Dissemination

The following formula is used to calculate the index level of the IEI Index:

Where
Si = number of shares in the IEI Index for security i.
Pi = price of security i.
Ei = cross rate of currency of security i versus the U.S. dollar.  If security i is priced in U.S. dollars, then Ei will equal 1.
D = divisor.

The IEI Index is calculated whenever the New York Stock Exchange is open for trading.  If trading is suspended while the exchange the component company trades on is still open, the last traded price for that stock is used for all subsequent IEI Index computations until trading resumes.  If trading is suspended before the opening, the stock’s adjusted closing price from the previous day is used to calculate the IEI Index. Until a particular stock opens, its adjusted closing price from the previous day is used in the IEI Index computation.  IEI Index values are calculated in U.S. dollars, and disseminated on an end-of-day basis.

Capping

Should any sector achieve a weight equal to or greater than 25% of the Index, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

In the event a security has a calculated volume factor (average daily volume traded over the preceding three months divide by weight in the index) that is less than $400 million, its weight will be reduced such that weight after volume adjustment equals to the weight before adjustment multiplied by the calculated volume factor divided by $400 million. The implementation of the volume factor may cause an increase in the sector weights above the specified caps.

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The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

Weighting

The IEI Index is a modified capitalization-weighted index that employs a transparent weighting formula to magnify the effect that dividends play in its total return.  The initial weight of a component in the IEI Index at the annual reconstitution is based on reported net income in the most recent fiscal year prior to the annual reconstitution.

The reported net income number is then multiplied by a second factor developed by Standard & Poor’s called the “Investability Weighting Factor” (the “IWF”).  The IWF is used to scale the earnings generated by each company by restrictions on shares available to be purchased.  This “Earnings Factor” is then calculated for every component in the IEI Index and then summed.  Each component’s weight, at the Weighting Date for the IEI Index, is equal to its Earnings Factor divided by the sum of all Earnings Factors for all the components in the IEI Index.  The “Weighting Date” is when component weights are set; it occurs immediately after the close of trading on the third Friday of September.  New component weights take effect before the opening of trading on the first Monday following the third Friday of September (the “India Earnings Index Reconstitution Date”).

The IEI Index will be modified, if the following should occur:  Should any company achieve a weighting equal to or greater than 24% of the IEI Index, its weighting will be reduced to 20% at the close of the current calendar quarter, and other components in the IEI Index will be rebalanced.  Moreover, should the “collective weight” of component securities whose individual current weights equal or exceed 5% of the IEI Index, when added together, equal or exceed 50% of the IEI Index, the weightings in those component securities will be reduced proportionately so that their collective weight equals 40% of the IEI Index at the close of the current calendar quarter, and other components in the IEI Index will be rebalanced in proportion to their weightings before the adjustment. Further iterations of these adjustments may occur until no company or group of companies violates these rules.

Should any country achieve a weight equal to or greater than 25% of the IEI Index, the weight of the companies will be proportionally reduced to 25% as of the annual screening date.

Dividend Treatment

Normal dividend payments are not taken into account in the IEI Index.  However, special dividends from non-operating income require index divisor adjustments to prevent the distribution from distorting the IEI Index.

Multiple Share Classes

In the event a component company issues multiple classes of shares of common stock, the most liquid share class will be included in the IEI Index.  Conversion of a  share class into another share class not in the IEI Index results in the conversion of the share class being phased out into the surviving share class.

Index Maintenance

Index maintenance includes monitoring and implementing the adjustments for company additions and deletions, stock splits, stock dividends, corporate restructurings, spin-offs or other corporate actions.  Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the component companies in the IEI Index.  Some corporate actions, such as stock issuances, stock buybacks, warrant issuances and increases or decreases in earnings between reconstitutions, do not require changes in the index shares or the stock prices of the component companies of the IEI Index.  Other corporate actions, such as special dividends, may require index divisor adjustments.  Any corporate action, whether it requires divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions or when the index calculation agent for the IEI Index typically applies such corporate actions.  Whenever possible, changes to the components of the IEI Index, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

Component Changes

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Additions to the IEI Index are made at the annual reconstitution according to the inclusion criteria defined above.  Changes are implemented before the opening of trading on the first Monday following the closing of trading on the third Friday in September.  No additions are made to the IEI Index between annual reconstitutions, except in the cases of certain spin-off companies defined below.

Shares of companies that are de-listed or acquired by a company outside of the IEI Index are deleted from the IEI Index and the weights of the remaining components are adjusted proportionately to reflect the change in composition of the IEI Index.  A component company that files for bankruptcy is deleted from the IEI Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the IEI Index.  If a company re-incorporates outside of a defined domicile, it is deleted from the IEI Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the IEI Index.  If a component company is acquired by another company in the IEI Index for stock, the acquiring company’s shares and weight in the IEI Index are adjusted to reflect the transaction after the close of trading on the day prior to the execution date.  Component companies that reclassify their shares (i.e., that convert multiple share classes into a single share class) remain in the IEI Index, although index shares are adjusted to reflect the reclassification.

Spin-Offs and IPOs

Should a company be spun off from an existing component company, it is allowed to stay in the IEI Index until the next annual reconstitution.  The weights of the remaining components are adjusted proportionately to reflect the change in the composition of the IEI Index.  Companies that go public in an initial public offering (IPO) and that meet all other index inclusion requirements must wait until the next annual reconstitution to be included in the IEI index.

Index Divisor Adjustments

Changes in the IEI Index’s market capitalization due to changes in composition, weighting or corporate actions result in a divisor change to maintain the IEI Index’s continuity.  By adjusting the divisor, the IEI Index value retains its continuity before and after the event.  Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date.  In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter.  For corporate actions not already described, or combinations of different types of corporate events and other exceptional cases, WTI reserves the right to determine the appropriate implementation method.

Companies that are acquired, de-listed or that re-incorporate outside of a defined domicile in the intervening weeks between the Screening Point and the Reconstitution Date are not included in the IEI Index, and the weights of the remaining components are adjusted accordingly.

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